                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           TESSERA TECHNOLOGIES, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    88164L100
              -----------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                                Page 1 of 9 pages

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CUSIP NO. 88164L100                                     PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Alan J. Patricof
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                            185,000
                 ---------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY                0
  OWNED BY       ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                185,000
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          185,000
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                     [ ]

          N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 88164L100                                     PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          George M. Jenkins
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                            34,763
                 ---------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY                0
  OWNED BY       ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                34,763
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          34,763
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                      [ ]

          N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 88164L100                                      PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Apax Managers, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                            0
                 ---------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY                0
  OWNED BY       ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                0
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0**
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                      [ ]

          N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 88164L100                                    PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Apax Partners, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                            0
                 ---------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY                0
  OWNED BY       ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                0
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                      [ ]

          N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

Item 1. (a) Name of Issuer:
                Tessera Technologies, Inc.

        (b) Address of Issuer's Principal Executive Offices:
                3099 Orchard Drive
                San Jose CA 95134

Item 2. (a) Name of Persons Filing and (c) Citizenship
                1. Alan J. Patricof, a United States citizen
                2. George M. Jenkins, a United States citizen
                3. Apax Managers, Inc., a New York corporation
                4. Apax Partners, Inc., a New York corporation

        (b) Address of Principal Business Office or, if none, Residence:
                445 Park Avenue, 11th Floor
                New York, NY 10022

        (d) Title of Class of Securities:
                Common Stock

        (e) CUSIP Number:
                88164L100

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or
        240.13d-2(b) or (c), check whether the person filing is a:
        (a) [ ] Broker or dealer registered under Section 15 of the Act.
        (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.
        (d) [ ] Investment company registered under Section 8 of the Investment
                Company Act of 1940.
        (e) [ ] An investment adviser in accordance with
                ss.240.13d-1(b)(1)(ii)(E).
        (f) [ ] An employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F).
        (g) [ ] A parent holding company or control person in accordance with
                ss.240.13d-1(b)(1)(ii)(G).
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act.
        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                Company Act of 1940.
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                Page 6 of 9 pages

Item 4. Ownership.

        (a) Amount beneficially owned:
                0

        (b) Percent of class:
                0

        (c) Number of shares as to which the person has:
                (i) Sole power to vote or to direct the vote:
                        Alan J. Patricof: 185,000
                        George M. Jenkins: 34,763
                        Apax Partners, Inc.: 0
                        Apax Managers, Inc.: 0
                (ii) Shared power to vote or to direct the vote:
                        0
                (iii) Sole power to dispose or to direct the disposition of:
                        Alan J. Patricof: 185,000
                        George M. Jenkins: 34,763
                        Apax Partners, Inc.: 0
                        Apax Managers, Inc.: 0
                (iv) Shared power to dispose or to direct the disposition of:
                        0

Item 5. Ownership of Five Percent or Less of a Class.
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
        [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on By the Parent Holding Company or Control
        Person.
        Not applicable.

Item 8. Identification and Classification of Members of the Group.
        Not applicable.

Item 9. Notice of Dissolution of Group.
        Not applicable.

Item 10. Certifications.
         Not applicable.

                                Page 7 of 9 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2005
-----------------
(Date)

        /s/ Alan J. Patricof                      /s/ George M. Jenkins
-------------------------------------      -------------------------------------
Alan J. Patricof                           George M. Jenkins

Apax Managers, Inc.                        Apax Partners, Inc.

By:      /s/ George M. Jenkins             By:       /s/ George M. Jenkins
    ---------------------------------          ---------------------------------
    George M. Jenkins, Vice President          George M. Jenkins, Vice President

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                Page 8 of 9 pages

                            AGREEMENT OF JOINT FILING

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of an amendment to the statement on Schedule 13G, with respect to the shares of Common Stock of Tessera Technologies, Inc., and that this Agreement be included as an attachment to such filing.

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the
11th day of February, 2005.

       /s/ Alan J. Patricof                      /s/ George M. Jenkins
------------------------------------     ---------------------------------------
Alan J. Patricof                         George M. Jenkins

Apax Managers, Inc.                      Apax Partners, Inc.

By:       /s/ George M. Jenkins          By:       /s/ George M. Jenkins
   ---------------------------------        ------------------------------------
   George M. Jenkins, Vice President        George M. Jenkins, Managing Director

                                Page 9 of 9 pages